Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

February 1, 2018

Board of Trustees

American Homes 4 Rent

30601 Agoura Road, Suite 200

Agoura Hills, California 91301

Ladies and Gentlemen:

We are acting as counsel to American Homes 4 Rent, L.P., a Delaware limited partnership (the “Company”), in connection with its proposed sale of $500,000,000 principal amount of the Company’s 4.250% Senior Notes due 2028 (the “Notes”) pursuant to its registration statement on Form S-3 (File No. 333-221878) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the prospectus dated December 1, 2017 (the “Prospectus”), as supplemented by the supplement to the Prospectus dated January 31, 2018 (the “Prospectus Supplement”). The Notes are to be issued pursuant to an Indenture, to be entered into by the Company and U.S. Bank National Association, as Trustee (the “Indenture”) as supplemented by a Supplemental Indenture, to be entered into by the Company, American Residential Properties OP, L.P., a Delaware limited partnership (the “Guarantor”, and the Trustee (the “Supplemental Indenture”), and will initially be guaranteed by the Guarantor (the “Guarantee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For the purposes of this opinion letter, we have assumed that (i) U.S. Bank National Association, as trustee (the “Trustee”) under the Indenture, to be supplemented by the Supplemental Indenture, upon execution of the Indenture and the Supplemental Indenture, will have all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

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perform its obligations under the Indenture and the Supplemental Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture and the Supplemental Indenture against the Company and the Supplemental Indenture against the Guarantor, (ii) the Trustee has authorized and will duly execute and deliver the Indenture and the Supplemental Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) upon their execution, the Indenture and the Supplemental Indenture will constitute valid and binding obligations, enforceable against the Trustee in accordance with their terms, (v) there will be no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture or the Supplemental Indenture, and the conduct of all parties, upon execution, to the Indenture and the Supplemental Indenture has complied and will comply with any requirements of good faith, fair dealing and conscionability and (vi) there are, have been and will be no agreements or understandings among the parties, written or oral, and there is, has been and will be no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of, upon their execution, the Indenture or the Supplemental Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware Revised Uniform Limited Partnership Act; and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinion expressed herein). As used herein, the term “Delaware Revised Uniform Limited Partnership Act” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Company and the Guarantee has been duly authorized on behalf of the Guarantor, and that, following (i) receipt by the Company of the consideration therefor specified in the resolutions of the Board of Trustees of American Homes 4 Rent, a Maryland real estate investment trust (“AHR”), on behalf of the Company, adopted on October 12, 2017 and January 22, 2018 and the Underwriting Agreement dated January 31, 2018, by and among the Company, the Guarantor and J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein, and (ii) the due execution, authentication, issuance and delivery of the Notes and the Guarantee pursuant to, upon their execution, the terms of the Indenture, the Supplemental Indenture and the Guarantee, and as contemplated by the Prospectus Supplement, the Notes will constitute valid and binding obligations of the Company and the Guarantee will constitute valid and binding obligations of the Guarantor.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness,

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conscionability and materiality (regardless of whether the Notes and or the Guarantee are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the filing by AHR and the Company of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement, which constitutes part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/Hogan Lovells US LLP

HOGAN LOVELLS US LLP

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